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Exhibit D

FORM OF LOCK-UP AND VOTING AGREEMENT
BETWEEN GPRE AND CERTAIN VBV AFFILIATES

        This Lock-up and Voting Agreement, dated as of May 7, 2008, (this "Agreement"), is between Green Plains Renewable Energy, Inc., an Iowa corporation ("GPRE"), and the affiliate of VBV LLC, a Delaware limited liability company ("VBV"), whose signature appears on the signature page hereof (the "VBV Affiliate").

RECITALS

        WHEREAS, contemporaneous with the execution and delivery of this Agreement, GPRE, Merger Sub, and VBV have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"); and

        WHEREAS, as a condition and inducement to GPRE to enter into the Merger Agreement and incur the obligations set forth therein, certain VBV Affiliates have agreed to vote and to cause to be voted their voting common units in VBV (the "VBV Common Units") now owned or hereafter acquired by them for and in favor of the Merger, and have agreed to the other terms and provisions contained herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.     Definitions.    Any capitalized term used herein without definition has the meaning ascribed to it in the Merger Agreement. The following terms shall have the respective meanings set forth below:

          a.     "Disposition" means any sale, exchange, assignment, gift, pledge, mortgage, hypothecation, transfer or other disposition or encumbrance of all or any part of the rights and incidents of ownership of GPRE Shares, including the right to vote, and the right to possession of GPRE Shares as collateral for indebtedness, whether such transfer is outright or conditional, or for or without consideration, or the agreement to do any of the foregoing.

          b.     "GPRE Shares" means (i) all securities of GPRE (including all shares of GPRE Common Stock and all options, warrants, and other rights to acquire shares of GPRE Common Stock) owned, beneficially or of record, by the VBV Affiliate as of the date of this Agreement; and (ii) all additional securities of GPRE (including all additional shares of GPRE Common Stock and all additional options, warrants, and other rights to acquire shares of GPRE Common Stock) of which the VBV Affiliate acquires ownership (beneficially or of record) during the Term.

          c.     "Term" means the period commencing on the date hereof and continuing until the first to occur of (i) the Effective Time of the Merger, or (ii) the termination of the Merger Agreement in accordance with its terms.

        2.     Voting of VBV Common Units.

          a.     During the Term, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of the VBV Common Units, however called, or in connection with any written consent of the holders of VBV Common Units, the VBV Affiliate shall appear at the meeting (in person or by proxy) or otherwise cause the VBV Common Units held by such VBV Affiliate to be counted as present thereat for purposes of establishing a quorum and to vote or consent (or cause to be voted or consented) its VBV Common Units (i) in favor of the adoption of the Merger Agreement and the approval of all other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof, (ii) against any action or agreement that would result in a breach in any respect of any covenant or any other obligation or agreement of VBV under the Merger Agreement, and (iii) against any action involving VBV which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement.

          b.     Contemporaneously with the execution of this Agreement: (i) the VBV Affiliate shall deliver to GPRE a proxy in the form attached to this Agreement as Annex A, which shall be irrevocable to the fullest extent permitted by law with respect to the VBV Common Units referred to therein (the "Proxy"); and (ii) the VBV Affiliate shall cause to be delivered to GPRE an additional proxy (in the form attached hereto as Annex A) executed on behalf of the record owner of any outstanding VBV Common Units that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by the VBV Affiliate.

          c.     Notwithstanding anything to the contrary in this Section 2, the VBV Affiliate shall be released from its obligations under Section 2(a) of this Agreement in the event that: (i) VBV has received a VBV Superior Proposal, (ii) the VBV Superior Proposal remains valid and in effect as of the time of the any meeting of the members of VBV described above, and (iii) VBV has complied in all respects with its obligations under Section 6.4 of the Merger Agreement.

        3.     Restriction on Disposition of GPRE Shares.    During the Term and, if the Merger is consummated, until 5:00 p.m. Central Time on the day that is 90 days after the date on which the Effective Time occurs, the VBV Affiliate shall not make, offer to make, agree to make or permit any Disposition of the GPRE Shares. The restrictions contained in this Section 3 shall not apply to a Disposition to an Affiliate of such VBV Affiliate or to Wilon Holdings S.A. so long as so long as, in each case, the transferee(s) deliver to GPRE or the Surviving Company, as the case may be, an executed written instrument agreeing to be bound by the terms of this Agreement as if such transferee(s) were the VBV Affiliate.

        4.     Restriction on Proxies and Non-Interference.    During the Term, the VBV Affiliate shall not (a) grant any proxies or powers of attorney that would permit any such proxy or attorney-in-fact to take any action inconsistent herewith, (b) deposit the VBV Common Units into a voting trust or enter into a voting agreement with respect to the VBV Common Units, in either case providing for the voting or consenting of such shares in a manner inconsistent herewith; or (c) take any action that would make any representation or warranty of the VBV Affiliate contained herein untrue or incorrect or would result in a breach by the VBV Affiliate of its obligations under this Agreement. The VBV Affiliate shall not enter into any agreement or understanding with any Person, the effect of which would be inconsistent with or breach any provision contained in this Agreement.

        5.     Termination.    This Agreement will terminate at 5:00 p.m. Central Time upon the earlier of (a) the date that is 90 days after the date on which the Effective Time occurs, or (b) the termination of the Merger Agreement in accordance with its terms (the earlier of (a) and (b), the "Termination Date").

        6.     Miscellaneous.

          a.     Entire Agreement.    This Agreement and the Proxy constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          b.     Certain Events.    The VBV Affiliate agrees that this Agreement and the Proxy and the obligations hereunder shall attach to its VBV Common Units and its GPRE Shares and shall be binding upon any Person to which legal or beneficial ownership of such GPRE Shares shall pass, whether by operation of law or otherwise, including, without limitation, the VBV Affiliate's successors and permitted assigns. Notwithstanding any such transfer of its VBV Common Units or GPRE Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

          c.     Stock Dividends or Distributions.    In the event of a dividend or distribution, or any change in the GPRE Common Stock or the VBV Common Units by reason of any dividend, split-up, recapitalization, combination, exchange of shares/units or the like, the terms "GPRE Shares" and "VBV Common Units" will be deemed to refer to and include the GPRE Shares or VBV Common Units, as the case may be, as well as all such dividends and distributions and any shares into which or for which any or all of the GPRE Shares or VBV Common Units, as the case may be, may be changed or exchanged.

          d.     Acquisition of Additional Shares.    The VBV Affiliate shall promptly notify GPRE of the number of shares of GPRE Common Stock or acquired by the VBV Affiliate, if any, after the date of this Agreement. Any such shares of GPRE Common Stock shall, after their acquisition by the VBV Affiliate, be subject to the restrictions on transfer applicable to the GPRE Shares.

          e.     Waiver of Appraisal Rights.    The VBV Affiliate hereby waives, releases, and discharges any rights of appraisal or rights to dissent from the Merger that the VBV Affiliate may have.

          f.      Assignments: Rights of Assignees; Third Party Beneficiaries.    This Agreement shall not be assignable by the VBV Affiliate without the prior written consent of GPRE. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

          g.     Specific Performance.    The parties hereto acknowledge that money damages are an inadequate remedy for breach of this Agreement or the Proxy because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party in the event that this Agreement or the Proxy is breached. Therefore, each party agrees that the non-breaching party may obtain specific performance of this Agreement or the Proxy and injunctive and other equitable relief against any breach hereof, without the necessity of establishing irreparable harm or posting any bond, in addition to any other remedy to which such party may be entitled at law or in equity.

          h.     Waiver.    No waiver of any provision of this Agreement shall be effective unless it is in writing signed by the party granting the waiver, and a waiver by any party hereto of any one or more defaults shall not operate as a waiver of any future default or defaults, whether of a like or of a different character. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions (whether or not similar), nor shall such a waiver constitute a continuing waiver, unless otherwise expressly provided.

          i.      Section Headings.    Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of this Agreement or any provisions thereof.

          j.      Choice of Law; Jurisdiction and Venue.    This Agreement and the Proxy will be governed by and construed and enforced in accordance with the laws of the State of Iowa (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such State. Each party hereto (i) agrees to submit to personal jurisdiction and to waive any objection as to venue in the state or federal courts located in New Castle County, Delaware, (ii) agrees that any action or proceeding shall be brought exclusively in such courts, unless subject matter jurisdiction or personal jurisdiction cannot be obtained, and (iii) agrees that service of process on any party in any such action shall be effective if made by registered or certified mail addressed to such party at the address specified herein, or to any parties hereto at such other addresses as he, she or it may from time to time specify to the other parties in writing for such purpose. The exclusive choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

          k.     Notices.    All notices, requests and other communications to any party hereunder shall be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class mail postage prepaid), or by overnight express courier (charges prepaid or billed to the account of the sender) to the parties at the following addresses or facsimile numbers:

        If to GPRE, to:

        Green Plains Renewable Energy, Inc.
        105 N 31st Avenue Suite 103
        Omaha, NE, 68131
        Fax no.: 402-884-8776
        Attention: Wayne Hoovestol

          If to the VBV Affiliate: At its address set forth on the signature page hereto or to such other address or fax number as any party may have furnished to the others in writing in accordance herewith.

          l.      Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

          m.    Severability of Provisions.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, (i) such term, provision, covenant or restriction shall, unless no such amended provision would be valid or enforceable, be deemed amended to the minimum extent necessary to cause it, as so amended, to be valid and enforceable, and (ii) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

        7.     Effectiveness.    This Agreement shall become effective simultaneously with the execution and delivery of the Merger Agreement.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Lock-Up and Voting Agreement to be duly executed as of the date first set forth above.

GREEN PLAINS RENEWABLE ENERGY, INC.
/s/ Wayne Hoovestol By: Wayne Hoovestol Its: CEO
VBV AFFILIATES
BIOVERDA US HOLDINGS LLC
/s/ Michael King By: Michael King Its: Director
BIOVERDA INTERNATIONAL HOLDINGS LIMITED
/s/ James Barry By: James Barry Its: Director

IRREVOCABLE PROXY

        The undersigned member (the "Member") of VBV LLC, a Delaware limited liability company (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes                    ,                     and Green Plains Renewable Energy, Inc., an Iowa corporation ("GPRE"), and each of them, the attorneys and proxies of the Shareholder with full power of substitution and resubstitution, to the full extent of the Member's rights with respect to (i) the outstanding voting common units of the Company owned of record by the Member as of the date of this proxy, which common units are specified on the final page of this proxy, and (ii) any and all other limited liability company interests of the Company which the Member may acquire on or after the date hereof. (The common units and the limited liability interest of the Company referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "Units.") Upon the execution hereof, all prior proxies given by the Member with respect to any of the Units are hereby revoked, and the Member agrees that no subsequent proxies will be given with respect to any of the Units.

        This proxy is irrevocable, is coupled with an interest and is granted in connection with the Lock-Up and Voting Agreement, dated as of the date hereof, between GPRE and the Member (the "Voting Agreement"), and is granted in consideration of GPRE entering into the Agreement and Plan of Merger, dated as of the date hereof, among GPRE, Merger Sub, and the Company (the "Merger Agreement"). This proxy will terminate on the Termination Date (as defined in the Voting Agreement).

        The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Units at any time until the earlier to occur of the valid termination of the Merger Agreement or the effective time of the merger contemplated thereby (the "Merger") at any meeting of the members of the Company, however called, and in connection with any written action by consent of members of the Company:

            (i)  in favor of the Merger, the execution and delivery by the Company of the Merger Agreement, and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing; and

           (ii)  against any action or agreement that would result in a breach of any covenant or obligation of the Company in the Merger Agreement; and

          (iii)  against any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

        The Member may vote the Units on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

        This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the member (including any transferee of any of the Units).

        If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

Dated: , 2008	Name:

Units Held of Record	Options and Other Rights	Additional Units or LLC Interests Beneficially Owned

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  Exhibit D
FORM OF LOCK-UP AND VOTING AGREEMENT BETWEEN GPRE AND CERTAIN VBV AFFILIATES
IRREVOCABLE PROXY